Pricing Supplement No. 111 M To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement M dated March 6, 2007	Registration Statement No. 333-137902 Dated June 26, 2007; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$2,322,000

ASIA 5 Appreciation Notes due June 27, 2008

General

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The notes do not pay interest. Instead, the notes will pay at maturity a base amount plus an additional amount determined by the relative strength of the U.S. dollar (USD), which we refer to as the “reference currency,” compared to the following currencies: the Japanese Yen, the Indonesian Rupiah, the Indian Rupee, the Chinese Renminbi and the Malaysian Ringgit, which we refer to as the “ASIA 5 Basket Currencies.”

•	The ASIA 5 Basket Currencies are equally weighted (20% each).
•	The principal amount of each note is $1,000.
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At maturity, if the Basket Performance is greater than zero, we will pay a base amount of $1,000 per $1,000 note principal amount, plus $1,000 multiplied by the Basket Performance (as defined below) multiplied by the Participation Rate (as defined below). At maturity, if the Basket Performance is less than or equal to zero, we will pay $1,000 per $1,000 note principal amount. Any such amounts will be paid in U.S. dollars.

•	The notes are 100% principal protected, if held to maturity.
•	The notes are senior unsecured obligations of Deutsche Bank AG, London Branch due June 27, 2008.
•	The minimum denomination of the notes is $1,000.
•	The notes priced on June 26, 2007 and are expected to settle on June 29, 2007.

Investing in the notes involves a number of risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page TS-5 in this pricing supplement and “Risk Factors” in the accompanying product supplement.

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Calculation Agent:	Deutsche Bank AG, London Branch
ASIA 5 Basket Currencies:	The notes are linked to an equally weighted basket of the following currencies:
•	the Japanese Yen (“JPY”),
•	the Indonesian Rupiah (“IDR”),
•	the Indian Rupee (“INR”),
•	the Chinese Renminbi (“CNY”), and
•	the Malaysian Ringgit (“MYR”)
each an “ASIA 5 Basket Currency.”
Basket currency weights:	The weight of each ASIA 5 Basket Currency is 20%.
Reference currency:	U.S. dollar.

Participation Rate:	150%.
Payment at Maturity:	At maturity, you will receive a cash payment for each $1,000 note principal amount as follows:

If the Basket Performance is less than or equal to zero, then $1,000.

If the Basket Performance is greater than zero, the principal amount of $1,000 plus the $1,000 note principal amount multiplied by the Basket Performance multiplied by the Participation Rate or $1,000 x Basket Performance x 150%.

Basket Performance:	The Basket Performance is equal to the arithmetic mean of the ASIA 5 Basket Currency Performance for each of the ASIA 5 Basket Currencies.
ASIA 5 Basket Currency Performance:	For each ASIA 5 Basket Currency, the ASIA 5 Basket Currency Performance will be the performance of each

ASIA 5 Basket Currency, calculated as follows:

ASIA 5 Basket Currency Starting Level – ASIA 5 Basket Currency Ending Level
ASIA 5 Basket Currency Starting Level
ASIA 5 Basket Currency Starting Level:	For each ASIA 5 Basket Currency, the Spot Rate for such ASIA 5 Basket Currency on the Trade Date. On the Trade Date, the Spot Rate for each of the ASIA 5 Basket Currencies equaled:
•	123.1200 for JPY;
•	9038.0000 for IDR;
•	40.9500 for INR;
•	7.6184 for CNY,
•	3.4656 for MYR.
ASIA 5 Basket Currency Ending Level:	For each ASIA 5 Basket Currency, the Spot Rate for such ASIA 5 Basket Currency on the Final Valuation Date.
Spot Rate:

For each ASIA 5 Basket Currency on any Business Day, the spot exchange rate for such ASIA 5 Basket Currency against the U.S. dollar, quoted as the number of units of such ASIA 5 Basket Currency per 1 U.S. dollar, as determined by the calculation agent on such Business Day by reference to the Rate Source (as set forth below).

Rate Source:	The Rate Source for each of the ASIA 5 Basket Currencies is defined below under “Historical Information.”
Trade Date:	June 26, 2007.

Final Valuation Date:	June 24, 2008.

Maturity Date:	June 27, 2008.

CUSIP:	25152C 26 2

ISIN:	US25152C2623

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-332-6939.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions	Proceeds to Us
Per Note	$1,000.00	$10.00	$990.00
Total	$2,322,000.00	$23,220.00	$2,298,780.00

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,322,000.00	$71.29

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement M dated March 6, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement M dated March 6, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507046624/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

SUMMARY

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates hypothetical payments at maturity for a $1,000 principal amount note depending on hypothetical returns of the equally-weighted basket of ASIA 5 Basket Currencies relative to the U.S. dollar, applying a Participation Rate of 150%. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to the notes. You should consider carefully whether the notes are suitable for your investment goals. The numbers in the table below have been rounded for ease of illustration.

Basket Return	Participation Rate	Hypothetical Return in Dollars	Hypothetical Payment at Maturity	Hypothetical Percent Return
20%	150%	$300	$1,300	30.0%
19%	150%	$285	$1,285	28.5%
18%	150%	$270	$1,270	27.0%
17%	150%	$255	$1,255	25.5%
16%	150%	$240	$1,240	24.0%
15%	150%	$225	$1,225	22.5%
14%	150%	$210	$1,210	21.0%
13%	150%	$195	$1,195	19.5%
12%	150%	$180	$1,180	18.0%
11%	150%	$165	$1,165	16.5%
10%	150%	$150	$1,150	15.0%
9%	150%	$135	$1,135	13.5%
8%	150%	$120	$1,120	12.0%
7%	150%	$105	$1,105	10.5%
6%	150%	$90	$1,090	9.0%
5%	150%	$75	$1,075	7.5%
4%	150%	$60	$1,060	6.0%
3%	150%	$45	$1,045	4.5%
2%	150%	$30	$1,030	3.0%
1%	150%	$15	$1,015	1.5%
0%	150%	$0	$1,000	0%
-1%	150%	$0	$1,000	0%
-2%	150%	$0	$1,000	0%
-3%	150%	$0	$1,000	0%
-4%	150%	$0	$1,000	0%
-5%	150%	$0	$1,000	0%
-6%	150%	$0	$1,000	0%
-7%	150%	$0	$1,000	0%
-8%	150%	$0	$1,000	0%
-9%	150%	$0	$1,000	0%
-10%	150%	$0	$1,000	0%
-11%	150%	$0	$1,000	0%
-12%	150%	$0	$1,000	0%
-13%	150%	$0	$1,000	0%
-14%	150%	$0	$1,000	0%
-15%	150%	$0	$1,000	0%
-16%	150%	$0	$1,000	0%
-17%	150%	$0	$1,000	0%
-18%	150%	$0	$1,000	0%
-19%	150%	$0	$1,000	0%
-20%	150%	$0	$1,000	0%

The following hypothetical examples illustrate how the hypothetical payments at maturity set forth in the table above are calculated.

Example 1: The Basket Performance is 12%. Because the Basket Performance is positive, the investor receives a payment at maturity of $1,180 per $1,000 principal amount of notes calculated, as follows:

Payment at maturity per $1,000 principal amount of notes  =

$1,000  +  ($1,000  x  Basket Performance  x  Participation Rate), or  $1,000  +  ($1,000  x  12%  x  150%)  =  $1,180

Example 2: The Basket Performance is zero. Because the Basket Performance is zero, the investor receives a payment at maturity of $1,000 per $1,000 principal amount of notes calculated, as follows:

Payment at maturity per $1,000 principal amount of notes  =  $1,000

Example 3: The Basket Performance is -2%. Because the Basket Performance is negative and the notes are 100% principal protected at maturity, the investor receives a payment at maturity of $1,000 per $1,000 principal amount of notes calculated, as follows:

Payment at maturity per $1,000 principal amount of notes  =  $1,000

SELECTED PURCHASE CONSIDERATIONS

Appreciation Potential

If the Basket Performance is greater than zero at maturity, you will receive, for each $1,000 note principal amount, a return on your investment equal to $1,000 note principal amount multiplied by the Basket Performance multiplied by the Participation Rate. If the Basket Performance is less than or equal to zero, you will receive only $1,000 for each $1,000 note principal amount at maturity. Because the notes are senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

Diversification Among The ASIA 5 Basket Currencies

The return on the notes is linked to the performance of an equally-weighted basket of Asian currencies, the ASIA 5 Basket Currencies, and the terms of the notes enable you to participate in increases in the value of the ASIA 5 Basket Currencies relative to the U.S. dollar during the term of the notes.

Certain U.S. Federal Income Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The notes will be treated for U.S. federal income tax purposes as short-term debt obligations. No statutory, judicial or administrative authority directly addresses the treatment of such notes or instruments similar thereto for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in such notes are uncertain.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the ASIA 5 Basket Currencies. The return on your notes may be less than the return that you might achieve were you to invest in the ASIA 5 Basket Currencies directly. You should also consider the “Risk Factors” in the accompanying product supplement dated March 6, 2007.

The Notes Do Not Pay Interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the payment due at maturity, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for an amount based on the performance of a basket of currencies relative to the U.S. dollar.

Currency Market Risk

The return on the notes at maturity is linked to the performance of the ASIA 5 Basket Currencies and will depend on whether, and the extent to which, the Basket Performance is positive. Any positive Basket Performance will depend on the aggregate performance of the ASIA 5 Basket Currencies relative to the U.S. dollar. The value of the notes will be affected by movements in the value of the selected currencies against the U.S. dollar, and variations in the exchange rates of one or more of the ASIA 5 Basket Currencies may be moderated or more than offset by variations in the exchange rates of other ASIA 5 Basket Currencies. The Payment at Maturity will only be $1,000 per $1,000 note principal amount if the Basket Performance of the ASIA 5 Basket Currencies relative to the U.S. dollar is zero or negative.

The Notes Are Intended To Be Held To Maturity. Your Principal Is Protected Only If The Notes Are Held To Maturity

Your principal is protected only if you hold your notes to maturity. If you sell notes in the secondary market prior to maturity, you may not receive the full principal amount of your notes with respect to such notes. You should be willing and able to hold your notes to maturity.

Market Disruptions May Adversely Affect Your Return

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more ASIA 5 Basket Currency or the amount we will pay you at maturity of the notes, in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currency. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in a commercially reasonable manner and in accordance with general market practice, which may adversely affect the return on your notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent will determine the exchange rate for such date and such determination may adversely affect the return on your notes. These notes are designed to be short term debt obligations, for U.S. federal income tax purposes. Accordingly, in no event will the Maturity Date be postponed or delayed, due to a market disruption event or otherwise, beyond June 27, 2008.

Changes In The Value Of The Equally Weighted ASIA 5 Basket Currencies May Offset Each Other

Movements in the exchange rates of the ASIA 5 Basket Currencies may not correlate with each other. As a result, the return on your investment cannot be assured by positive movements in only some of the ASIA 5 Basket Currencies. Any gain in one position may be offset by a loss in another position. Accordingly, the performance will be based on the appreciation or depreciation of the ASIA 5 Basket Currencies as a whole group. A positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in an aggregate Basket Performance equal to or less than zero.

You can review a table of the historical exchange rates of each of the ASIA 5 Basket Currencies for each calendar quarter in the period from January 1, 2002 through June 26, 2007, as reported by Bloomberg Financial Markets for such periods, and related graphs for each of the ASIA 5 basket currencies for the period from January 1, 2002 through June 26, 2007 and a graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through June 26, 2007 under “Historical Information.” You cannot predict the future performance of any of the ASIA 5 Basket Currencies relative to the U.S. dollar or of the basket as a whole, or whether the strengthening of any of the ASIA 5 Basket Currencies relative to the U.S. dollar will be offset by the weakening of other ASIA 5 Basket Currencies relative to the U.S. dollar, based on their historical performance. In addition, there can be no assurance that the final exchange rate of any of the ASIA 5 Basket Currencies will strengthen relative to the U.S. dollar, or that the sum of the performance values of the ASIA 5 Basket Currencies will be positive. If the Basket Performance is less than, or equal to, zero, at maturity you will only receive the $1,000 principal amount with respect to each note you hold.

Currency Markets May Be Highly Volatile

Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The ASIA 5 Basket Currencies’ exchange rates may be volatile and are affected by numerous factors specific to each foreign country. These factors may affect the values of the ASIA 5 Basket Currencies and the value of your notes in varying ways, and different factors may cause the values of the ASIA 5 Basket Currencies relative to the U.S. dollar and the volatility of their exchange rates to move in inconsistent directions at inconsistent rates. A weakening in the exchange rate of any of the ASIA 5 basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and your Payment at Maturity.

Currency Markets Are Subject To Legal And Regulatory Risks

Legal and regulatory changes could adversely affect the ASIA 5 Basket Currencies exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to the ASIA 5 Basket Currencies exchange rates is not possible to predict, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the ASIA 5 Basket Currencies and, consequently, the value of the notes and your Payment at Maturity.

The ASIA 5 Basket Currencies Are Subject to Emerging Markets’ Political And Economic Risks

Some of the currencies included in the ASIA 5 Basket Currencies are those of emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, those emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing market nation. Political or economic instability would likely have an adverse effect on the performance of the ASIA 5 Basket Currencies, and, consequently, the value of the notes and your Payment at Maturity.

If The Liquidity Of The ASIA 5 Basket Currencies Is Limited, The Value Of The Notes Would Likely Be Impaired

Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the ASIA 5 Basket Currency Ending Level, and therefore, on the return on your notes. Limited liquidity relating to the ASIA 5 Basket Currencies may also result in Deutsche Bank AG, London Branch being unable to determine the ASIA 5 Basket Currency Ending Level using its normal means. The resulting discretion in determining the ASIA 5 Basket Currency Ending Level could, in turn, result in potential conflicts of interest.

Suspension Or Disruptions Of Market Trading In The ASIA 5 Basket Currencies May Adversely Affect The Value Of The Notes

The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the ASIA 5 Basket Currencies and, therefore, the value of the notes.

Potential Conflicts Of Interest Exist

Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the Rate Source is not available. In addition, the Issuer may hedge its obligations under the notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the performance of the ASIA 5 Basket Currencies.

Lack Of Liquidity

The notes will not be listed on any securities exchange. Deutsche Bank AG or an affiliate intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or an affiliate is willing to buy the notes. The original issue price of the notes includes the agents’ commission and the estimated cost of hedging Issuer’s obligations under the notes through one or more of its affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price, and such sale could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should intend to hold the notes until maturity.

Many Economic And Market Factors Will Affect The Value Of The Notes

In addition to the reference level of the exchange rates on any day, the value of the notes will be affected by a number of economic, market and political factors that may either offset or magnify each other, including:

•	the expected volatility of the ASIA 5 Basket Currencies and the reference currency;

•	the time to maturity of the notes;

•	the exchange rates and the volatility of the exchange rates between each ASIA 5 Basket Currency and the U.S. dollar;

•	interest and yield rates in the market generally and in the markets of the ASIA 5 Basket Currencies and the reference currency;

•	a suspension or disruption of market trading in any or all of the ASIA 5 Basket Currencies or the U.S. dollar;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

We And Our Affiliates And Agents May Publish Research, Express Opinions Or Provide Recommendations That Are Inconsistent With Investing In Or Holding The Notes. Any Such Research, Opinions Or Recommendations Could Affect The Basket Performance Of The ASIA 5 Basket Currencies Or The Market Value Of The Notes

Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the appreciation potential of the ASIA 5 Basket Currencies.

Fluctuations In The Exchange Rates Between The U.S. Dollar And The ASIA 5 Basket Currencies Will Affect The Value Of The Notes

The exchange rates between the ASIA 5 Basket Currencies and the U.S. dollar are the result of the supply of, and the demand for, those ASIA 5 Basket Currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each ASIA 5 Basket Currency and the United States, including economic and political developments in other countries.

HISTORICAL INFORMATION

The Spot Rate for the Japanese Yen on each date of calculation will be the Japanese Yen/U.S. dollar spot exchange rate at 10:00 a.m. New York time, expressed as the amount of Japanese Yen per one U.S. dollar, for settlement in two business days, reported by the Federal Reserve Bank of New York which appears on the Reuters Page “1FED” to the right of the “JPY” caption at approximately 10:10 a.m. New York time on such date of calculation.

The Spot Rate for the Indonesian Rupiah on each date of calculation will be the Indonesian Rupiah/U.S. dollar spot rate at 11:00 a.m. Singapore time, expressed as the amount of Indonesian Rupiah per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Indian Rupee on each date of calculation will be the Indian Rupee/U.S. dollar reference rate, expressed as the amount of Indian Rupees per one U.S. dollar, for settlement in two business days, reported by the Reserve Bank of India which appears on the Reuters Page “RBIB” at approximately 12:30 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

The Spot Rate for the Chinese Renminbi on each date of calculation will be the Chinese Renminbi/U.S. dollar official fixing rate, expressed as the amount of Chinese Renminbi per one U.S. dollar, for settlement in two business days, reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on such date of calculation.

The Spot Rate for the Malaysian Ringgit on each date of calculation will be the Malaysian Ringgit/U.S. dollar spot rate at 11:00 a.m. Singapore time, expressed as the amount of Malaysian Ringgit per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

If any of the foregoing rate sources (“Rate Sources”) is unavailable with respect to any ASIA 5 Basket Currency, the Rate Source for such ASIA 5 Basket Currency shall be selected by the calculation agent in a commercially reasonable manner and in accordance with general market practice. In no event will the Maturity Date of the notes be postponed or delayed beyond June 27, 2008.

The following charts show the historical basket performance as well as the historical individual Spot Rates of each of the ASIA 5 Basket Currencies against the U.S. dollar. In each case the charts use Spot Rates which are based on Bloomberg end of day quotations for the period end dates set forth in the following tables and not the Rate Sources set forth above. These historical data are shown for the period from January 1, 2002 to June 26, 2007. These historical data are not indicative of the historical or future values of the Spot Rates (which are determined as set forth above) or of the historical or future performance of the Basket Performance and are for illustrative purposes only. We cannot give you any assurance that the Basket Performance of the ASIA 5 Basket Currencies will be greater than zero or that you will receive any return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance are more or less likely to increase or decrease at any time during the term of the notes. As set forth in the following tables, a high exchange rate for a given quarter indicates a weakening of the relevant ASIA 5 Basket Currency relative to the U.S. dollar, while a low exchange rate indicates a strengthening of that ASIA 5 Basket Currency relative to the U.S. dollar. The graphs following each ASIA 5 Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective ASIA 5 Basket Currency for the period from January 1, 2002 through June 26, 2007. The daily exchange rates published by Bloomberg Financial Markets may differ from the Spot Rates for the applicable ASIA 5 Basket Currency. We will not use Bloomberg Financial Markets to determine the applicable Spot Rate for each of the ASIA 5 Basket Currencies.

Japanese Yen

Historical High, Low and Period End Exchange Rates

January 1, 2002 through June 26, 2007

(expressed as units of Japanese Yen per U.S. dollar)

Japanese Yen	High	Low	Period End
2002
First Quarter	135.1400	126.0000	132.7300
Second Quarter	133.8400	118.4000	119.4700
Third Quarter	124.2100	115.5400	121.8100
Fourth Quarter	125.6900	118.3100	118.7900
2003
First Quarter	121.8800	116.3500	118.0900
Second Quarter	121.1200	115.0700	119.8000
Third Quarter	120.6900	110.1200	111.4900
Fourth Quarter	111.6000	106.7400	107.2200
2004
First Quarter	112.3400	103.4200	104.2200
Second Quarter	114.8800	103.4900	108.7700
Third Quarter	112.4900	107.5800	110.0500
Fourth Quarter	111.4600	101.8400	102.6300
2005
First Quarter	107.7000	101.6800	107.1500
Second Quarter	110.9900	104.2000	110.9200
Third Quarter	113.7200	108.7700	113.5100
Fourth Quarter	121.4000	113.0200	117.7500
2006
First Quarter	119.4000	113.4300	117.7800
Second Quarter	118.9000	109.0000	114.4200
Third Quarter	118.2800	113.4600	118.1800
Fourth Quarter	119.8800	114.4400	119.0700
2007
First Quarter	122.1900	115.1600	117.8300
Second Quarter (through June 26, 2007)	124.1400	120.7800	123.2600

Indonesian Rupiah

Historical High, Low and Period End Exchange Rates

January 1, 2002 through June 26, 2007

(expressed as units of Indonesian Rupiah per U.S. dollar)

Indonesian Rupiah	High	Low	Period End
2002
First Quarter	10550.0000	9500.0000	9825.0000
Second Quarter	9886.0000	8427.0000	8713.0000
Third Quarter	9275.0000	8642.0000	9000.0000
Fourth Quarter	9425.0000	8800.0000	8950.0000
2003
First Quarter	9160.0000	8820.0000	8902.0000
Second Quarter	8993.0000	8095.0000	8275.0000
Third Quarter	8713.0000	8155.0000	8395.0000
Fourth Quarter	8605.0000	8360.0000	8420.0000
2004
First Quarter	8673.0000	8299.0000	8564.0000
Second Quarter	9595.0000	8560.0000	9400.0000
Third Quarter	9405.0000	8800.0000	9155.0000
Fourth Quarter	9385.0000	8910.0000	9270.0000
2005
First Quarter	9536.0000	9115.0000	9465.0000
Second Quarter	9806.0000	9420.0000	9760.0000
Third Quarter	11800.0000	9695.0000	10300.0000
Fourth Quarter	10451.0000	9653.0000	9830.0000
2006
First Quarter	9846.0000	9003.0000	9070.0000
Second Quarter	9565.0000	8694.0000	9263.0000
Third Quarter	9311.0000	9025.0000	9223.0000
Fourth Quarter	9238.0000	8988.0000	8994.0000
2007
First Quarter	9263.0000	8943.0000	9121.0000
Second Quarter (through June 26, 2007)	9120.0000	8757.0000	9093.0000

Indian Rupee

Historical High, Low and Period End Exchange Rates

January 1, 2002 through June 26, 2007

(expressed as units of Indian Rupee per U.S. dollar)

Indian Rupee	High	Low	Period End
2002
First Quarter	48.8850	48.1950	48.8150
Second Quarter	49.0713	48.7500	48.8850
Third Quarter	48.9175	48.3700	48.3750
Fourth Quarter	48.4950	47.9235	47.9750
2003
First Quarter	48.0500	47.4500	47.4700
Second Quarter	47.5025	46.3600	46.4875
Third Quarter	46.4985	45.6950	45.7600
Fourth Quarter	45.9637	45.2100	45.6250
2004
First Quarter	45.7250	43.3700	43.6000
Second Quarter	46.2850	43.2800	46.0600
Third Quarter	46.5150	45.6250	45.9500
Fourth Quarter	45.9475	43.4400	43.4600
2005
First Quarter	44.0850	43.3050	43.7450
Second Quarter	43.8450	43.2625	43.4850
Third Quarter	44.1500	43.1300	44.0150
Fourth Quarter	46.3900	44.0575	45.0500
2006
First Quarter	45.1350	44.0200	44.6225
Second Quarter	46.5600	44.5500	46.0400
Third Quarter	47.0500	45.7700	45.9250
Fourth Quarter	45.9715	44.1300	44.2600
2007
First Quarter	44.6950	43.0250	43.4725
Second Quarter (through June 26, 2007)	41.2150	40.4325	40.9400

Chinese Renminbi

Historical High, Low and Period End Exchange Rates

January 1, 2002 through June 26, 2007

(expressed as units of Chinese Renminbi per U.S. dollar)

Chinese Renminbi	High	Low	Period End
2002
First Quarter	8.2775	8.2765	8.2774
Second Quarter	8.2776	8.2765	8.2771
Third Quarter	8.2772	8.2760	8.2772
Fourth Quarter	8.2775	8.2766	8.2770
2003
First Quarter	8.2778	8.2766	8.2774
Second Quarter	8.2776	8.2768	8.2775
Third Quarter	8.2779	8.2766	8.2770
Fourth Quarter	8.2773	8.2765	8.2767
2004
First Quarter	8.2776	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2770	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2765
2005
First Quarter	8.2768	8.2763	8.2764
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0870	8.0920
Fourth Quarter	8.0930	8.0701	8.0702
2006
First Quarter	8.0704	8.0171	8.0172
Second Quarter	8.0320	7.9922	7.9943
Third Quarter	8.0068	7.8957	7.9041
Fourth Quarter	7.9190	7.8033	7.8051
2007
First Quarter	7.8195	7.7245	7.7257
Second Quarter (through June 26, 2007)	7.6725	7.6105	7.6159

Malaysian Ringgit

Historical High, Low and Period End Exchange Rates

January 1, 2002 through June 26, 2007

(expressed as units of Malaysian Ringgit per U.S. dollar)

Malaysian Ringgit	High	Low	Period End
2002
First Quarter	3.8015	3.7975	3.8005
Second Quarter	3.8040	3.7920	3.8005
Third Quarter	3.8025	3.7970	3.7995
Fourth Quarter	3.8025	3.7950	3.7995
2003
First Quarter	3.8000	3.7995	3.8000
Second Quarter	3.8003	3.7998	3.8000
Third Quarter	3.8000	3.8000	3.8000
Fourth Quarter	3.8000	3.8000	3.8000
2004
First Quarter	3.8000	3.8000	3.8000
Second Quarter	3.8025	3.7950	3.8000
Third Quarter	3.8049	3.7950	3.8000
Fourth Quarter	3.8030	3.7950	3.8000
2005
First Quarter	3.8050	3.7902	3.8000
Second Quarter	3.8025	3.7975	3.8000
Third Quarter	3.8000	3.7405	3.7690
Fourth Quarter	3.7812	3.7605	3.7795
2006
First Quarter	3.7797	3.6823	3.6831
Second Quarter	3.6975	3.5735	3.6745
Third Quarter	3.6965	3.6305	3.6880
Fourth Quarter	3.6980	3.5217	3.5280
2007
First Quarter	3.5300	3.4480	3.4575
Second Quarter (through June 26, 2007)	3.4785	3.3895	3.4765

SUPPLEMENTAL UNDERWRITING INFORMATION

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive or allow as a concession to other dealers discounts and commissions of $10.00 per $1,000.00 principal amount of notes. See “Underwriting” in the accompanying product supplement.

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.